UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2023

WestRock Company

(Exact name of registrant as specified in its charter)

Delaware	001-38736	37-1880617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1000 Abernathy Road, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01, per share	WRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2023, WestRock Company (the “Company”) and certain of its subsidiaries terminated the Company’s existing $700 million accounts receivable monetization facility (the “Former A/R Sales Agreement”) with Coöperatieve Rabobank U.A., New York Branch, as purchaser (“Rabo”), and on the same date entered into a new replacement $700 million accounts receivable monetization facility (the “New A/R Sales Agreement”) with Rabo, as purchaser, on substantially the same terms as the Former A/R Sales Agreement. The New A/R Sales Agreement provides for, among other things, (i) an extension of the scheduled amortization termination date until September 13, 2024, and (ii) the ability to effectuate the previously disclosed proposed business combination of the Company and Smurfit Kappa Group plc without any additional consent from Rabo or the triggering of a notification event under the New A/R Sales Agreement. The Company will pay a monthly yield on investment to Rabo at a rate equal to adjusted Term SOFR plus a margin on the outstanding amount of Rabo’s investment.

Rabo and its affiliates have in the past provided investment or commercial banking services to the Company and its affiliates for which they received customary fees and expenses, and they may provide similar services in the future.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 with respect to the Former A/R Sales Agreement is hereby incorporated by reference into this Item 1.02 insofar as it relates to the termination of a material definitive agreement of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COMPANY

By:	/s/ Alexander W. Pease
Name:	Alexander W. Pease
Title:	Executive Vice President and Chief Financial Officer

Date: September 12, 2023